Exhibit 6.9

AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

Dated as of February 17, 2017

This Amendment, Assignment and Assumption Agreement (the “Assignment”), dated as of the date first set forth above, is entered into by and between RFL Enterprises, LLC (“RFL”), RNC Investors, LLC (“RNC”), and Ronco Holdings, Inc. (“RHI”). Capitalized terms used but not defined herein have the meaning given them in the Agreement (as defined below). Each of RFL, RNC and RHI may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the terms of the Settlement and General Release Agreement, dated as of February 17, 2017, by and between RFL, RHI, As Seen on TV, Inc., Infusion Brands, Inc., Ediets.com, Inc., TV Goods Holding Corporation, Tru Hair, Inc., and Ronco Funding, LLC and RNC (the “Settlement Agreement”), the Parties are obligated to enter into this Assignment;

NOW THEREFORE, in consideration of the settlements and releases set forth in the Settlement Agreement, and such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.	RHI is the debtor under that certain Amended and Restated Secured Promissory Note, originally issued on January 14, 2011 and amended and restated on September 30, 2011, originally between Ronco Acquisition, LLC (“Ronco Acquisition”) as holder and RHI as borrower, which has since been acquired from Ronco Acquisition by RFL, as attached to the Settlement Agreement as Exhibit B-1 (the “Laurus Note”). As of December 31, 2016, the Laurus Note is outstanding in the amount of approximately $12,323,072.32.

2.	Pursuant to Section 7 of the Laurus Note, effective as of the Closing Date (as defined in the Settlement Agreement) the Parties amend the Laurus Note as follows: The date “June 14, 2012” in the paragraph of the Laurus Note commencing with “FOR VALUE RECEIVED” is hereby replaced with the date “June 30, 2018”, such that the “Maturity Date” of the Laurus Note is June 30, 2018.

3.	Effective as of the Closing Date, RFL grants, transfers and sets over unto RNC all of RFL’s right, title and interest in and to the Laurus Note, including, without limitation, all rights, benefits and advantages of RFL to be derived herefrom and all burdens, obligations and liabilities to be derived thereunder, in consideration of the premises and the consideration set out in the Settlement Agreement.

4.	RFL represents, warrants and covenants to RNC and RHI, as of the date hereof and as of the Closing Date, that:

(a)	The statements in Section 1 are true and complete;

(b)	RFL is duly organized and validly existing under the laws of the jurisdiction of its formation, and has the requisite power and authority to enter into this Assignment and perform its obligations hereunder and each other document contemplated hereby to which RFL is or will be a party and to consummate the transactions contemplated hereby and thereby;

(c)	The execution, delivery and performance by RFL of this Assignment and the transactions contemplated hereby (i) have been duly authorized by all necessary officers, directors, managers or members of RFL, (ii) do not contravene the terms of RFL’s organizational documents, or any amendment thereof, (iii) do not materially violate, conflict with or result in any material breach or contravention of, or the creation of any lien under, any contractual obligation of RFL or any requirement of law applicable to RFL, and (iv) do not materially violate any orders of any governmental authority against, or binding upon, RFL to the knowledge of RFL;

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(d)	This Assignment has been duly executed and delivered by RFL and constitutes the legal, valid and binding obligations of RFL, enforceable against RFL in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity);

(e)	RFL is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”);

(f)	There are no brokerage commissions, finder’s fees or similar fees or commissions payable by any party in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with RFL or any action taken by RFL;

(g)	No other party has any right or interest in the Laurus Note and RFL now has a lawful right, full power and absolute authority to assign to RNC an unencumbered right, title and interest in and to the Laurus Note in the manner set out herein, according to the true intent and meaning of this Assignment.

5.	RNC represents, warrants and covenants to RFL, as of the date hereof and as of the Closing Date, that:

(a)	RNC is duly organized and validly existing under the laws of the jurisdiction of its formation, and has the requisite power and authority to enter into this Assignment and perform its obligations hereunder and each other document contemplated hereby to which RNC is or will be a party and to consummate the transactions contemplated hereby and thereby;

(b)	The execution, delivery and performance by RNC of this Assignment and the transactions contemplated hereby have been duly authorized by all necessary officers, managers or members of RNC; and

(c)	RNC is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act;

6.	RHI agrees and consents to the assignment of RFL’s interests in the Laurus Note to RNC pursuant to the terms and conditions of this Assignment.

7.	Sections 7 through 18 of the Settlement Agreement are hereby incorporated herein by reference as though fully set forth herein, provided that (i) all references therein to the “Agreement” shall be deemed references to this Assignment; and (ii) all references therein to the “Parties” or a “Party” shall be deemed a reference to the Parties or Party hereto.

8.	The Parties acknowledge and agree that this Assignment is being executed as of the date hereof, pursuant to the Settlement Agreement. Notwithstanding anything herein to the contrary, this Assignment shall become automatically effective, without any further action of the Parties, on the Closing Date. Notwithstanding anything herein to the contrary, in the event that the Settlement Agreement is terminated in accordance with its terms, this Assignment shall automatically terminate without any further action of the Parties and shall be null and void as of the date of such termination.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have knowingly and voluntarily executed this Assignment as of the date first set forth above:

RNC Investors, LLC

By: /s/ John C. Kleinert

Name:     John C. Kleinert

Title:       Managing Member

RFL Enterprises, LLC

By: /s/ Shad Stastney

Name:      Shad Stastney

Title:       Authorized Signatory

Agreed and accepted:

Ronco Holdings, Inc.

By:          /s/ William M. Moore

Name:     William M. Moore

Title:       Chief Executive Officer

[Signature page to Amendment, Assignment and Assumption Agreement]

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